Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S–3 of Biohaven Pharmaceutical Holding Company Ltd. of our report dated February 28, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Biohaven Pharmaceutical Holding Company Ltd.'s Annual Report on Form 10–K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

Harford, Connecticut
June 17, 2019